Exhibit 99.1

Interlink Electronics to Divest OEM Remotes and

Branded Products Business Segments

Camarillo, California, August 15, 2007 – Interlink Electronics, Inc. [OTC:LINK.PK], a global leader in the design, development and manufacture of human interface products and technologies, today announced the signing of a definitive agreement to sell the assets of its OEM Remotes and Branded Products business segments to SMK Electronics Corporation, U.S.A., for approximately $11.0 million in cash. The transaction is scheduled to close on August 31, 2007, subject to customary closing conditions.

“This move enables us to focus on the two business segments we feel have the greatest potential for long-term profitable growth: E-transactions and Specialty Components,” said E. Michael Thoben, Interlink’s Chairman, Chief Executive Officer and President. “Proceeds from this divestiture will give us the needed working capital to further develop these technologies as well as strengthen our balance sheet.”

“Like most companies, SMK has strengths and weaknesses” says Paul Evans, President, SMK Electronics Corp. USA, VP and Leader of this project. “SMK has limited market share and intellectual property in the Professional Presentation and Projector Remote markets nor do we have much experience in the Branded/Retail business. On the other hand, SMK is a manufacturing “powerhouse” and we have a truly global network of R&D, manufacturing and sales. This acquisition brings to SMK some of Interlink’s well known intellectual property, improved market share in specialized OEM markets and a well-established retail brand name for us to build upon.”

Interlink will announce an investor conference call to discuss this transaction and recent financial results within the next few days.

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (OTC: LINK.PK), is a global leader in the design, development and manufacture of intuitive human interface products and technologies. Setting tomorrow’s standards for electronic signature and e-notarization products, advanced remote controls and consumer electronics interface solutions, Interlink has established itself as one of the world’s leading innovators of intuitive interface design. With more than 80 patents around the world protecting its technologies and products, Interlink Electronics serves a world-class customer-base from its corporate headquarters in Camarillo, California and offices in Japan, Taiwan, Hong Kong and China. For more information, see http://www.interlinkelectronics.com.

About SMK Electronics

SMK Corporation, established in 1925 with its headquarters in Tokyo, Japan, is the largest manufacturer of remote control units in the world and is uniquely focused on the cost effective production of IR- and RF-based remote control solutions with an extensive product offering including unparalleled engineering, R&D and design services. SMK also produces a wide variety of electronic components used by major OEMs in the fields of communications, information, audio-visual, car electronics and home electronics.

SMK Electronics Corp., U.S.A., headquartered in Chula Vista, California, provides real solutions ranging from standard products to fully customized products, with local manufacturing facilities in their NAFTA-certified facilities in Tijuana, Mexico.

This release contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: the sufficiency of cash, credit lines and other sources to finance our operations; the results of pending litigation; business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in, and acceptance by our market of, our product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding Interlink’s financial results, industry and revenue trends, the filing of reports with the Securities and Exchange Commission and future business activities should be considered in light of these factors.

Interlink Electronics Investor Relations Contact:

Michelle Lockard

805-484-8855 ext. 114

mlockard@interlinkelectronics.com;

For More SMKUSA information, please visit http://www.smkusa.com

####